UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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WRAP TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

_________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WRAP to Hold Virtual 2022 Annual Meeting of Stockholders

Meeting and Management Presentation at 9:00 A.M. PT on June 23, 2022

TEMPE, Arizona, June 22, 2022 -- Wrap Technologies, Inc. (the "Company" or "WRAP") (Nasdaq: WRAP), a global leader in innovative public safety technologies and services, announced today a reminder of the details for its virtual-only 2022 annual meeting of stockholders (the “Meeting” or “Annual Meeting”) to be held tomorrow morning, June 23, 2022, at 9:00 A.M. Pacific Time.

Stockholders of record and beneficial holders of common stock as of the close of business on April 25, 2022 (the “Record Date”) can attend and participate by accessing https://www.colonialstock.com/vm/wrap.htm, which will go live approximately 30 minutes before the Meeting. Stockholders and beneficial holders of common stock as of the Record Date may also submit questions online during the Annual Meeting or during management’s presentation immediately following the Annual Meeting.

The Meeting may also be accessed by stockholders and guest in listen-only mode telephonically by dialing (858) 295-1025 and entering phone PIN: 538085670#.

WRAP encourages its stockholders as of the Record Date to vote and submit their proxies in advance of the Meeting by today’s 5:00 P.M. Pacific Time deadline by methods described in the proxy materials distributed to stockholders on or about May 2, 2022. If stockholders have already voted, no additional action is required.

Additional details regarding the Meeting and the matters to be presented to stockholders at the Meeting are available in WRAP’s definitive proxy statement, filed with the Securities and Exchange Commission on April 30, 2022. Stockholders as of the Record Date may also access the definitive proxy statement and other proxy materials by visiting: https://www.colonialstock.com/wrap2022.

About WRAP

Wrap Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. Wrap develops creative solutions to complex issues and empowers public safety officials to protect and serve their communities through its portfolio of advanced technology and training solutions.

Wrap’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to help law enforcement safely detain persons without injury or the need to use higher levels of force.

Wrap Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

Wrap’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Connect with Wrap:

Wrap on Facebook
Wrap on Twitter
Wrap on LinkedIn

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company’s overall business; total addressable market; and, expectations regarding future sales and expenses. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to successful implement training programs for the use of its products; the Company’s ability to manufacture and produce product for its customers; the Company’s ability to develop sales for its new product solution; the acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for counties outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contact:

Paul M. Manley

VP – Investor Relations

(612) 834-1804

pmanley@wrap.com

Media Contact: media@wrap.com